Exhibit 10.1

IMAGEWARE SYSTEMS, INC.

CHANGE OF CONTROL AND SEVERANCE BENEFITS AGREEMENT

This Change of Control and Severance Benefits Agreement (the “Agreement”) is made and entered into effective as of ___________, 2005 (the “Effective Date”), by and between Mr. Charles AuBuchon (the “Executive”) and ImageWare Systems, Inc., a California corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in Section 1 below.

R E C I T A L S

A.            WHEREAS, Executive is currently employed by the Company and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

B.            WHEREAS, the Company wishes to provide additional inducement for the Executive to remain in the ongoing employ of the Company;

C.            WHEREAS, the Board believes that it is in the best interests of the Company and its shareholders to provide the Executive with an incentive to continue his employment and to maximize the value of the Company upon a Change of Control for the benefit of its shareholders; and

D.            WHEREAS, in order to provide the Executive with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide the Executive with certain severance benefits upon the Executive’s termination of employment following a Change of Control.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the parties agree as follows:

1.     Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)   Base Salary.  “Base Salary” means Executive’s annual base salary as in effect during the last regularly scheduled payroll period immediately preceding the effective date of Executive’s termination due to an Involuntary Termination.

(b)   Cal-COBRA.  “Cal-COBRA” means the California Continuation Benefits Replacement Act.

(c)   Cause.  “Cause” shall mean any of the following: (i) the commission of an act of fraud, embezzlement or material dishonesty which is intended to result in substantial personal enrichment of the Executive; (ii) Executive’s conviction of, or plea of nolo contendere to a felony; (iii) Executive’s gross negligence or breach of fiduciary duty that is materially injurious to the Company; (iv) a material breach of the Executive’s proprietary information agreement that is materially injurious to the Company; (v) Executive’s (1) willful and material failure to perform his duties as an officer or employee of the Company or a material breach of this Agreement and (2) failure to “cure” any such failure or breach within thirty (30) days after receipt of written notice from the Company delineating the specific acts that consituted such breach and the specific actions necessary, if any, to “cure” such failure or breach; or (vi) a violation of a material Company policy, including insider trading, that is either materially injurious to the Company or results in substantial harm to the Company’s reputation.

(d)   Change of Control.  “Change of Control” shall mean the occurrence of any of the following events:

(i)    the date on which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) obtains “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) or a pecuniary interest in fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (“Voting Stock”);

(ii)   the consummation of a merger, consolidation, reorganization, or similar transaction other than a transaction: (1) in which substantially all of the holders of the Company’s Voting Stock hold or receive directly or indirectly fifty percent (50%) or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction; or (2) in which the holders of the Company’s capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the directors of the surviving corporation (or a parent company);

(iii)  there is consummated a sale, lease, exclusive license, or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license, or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an entity, fifty percent (50%) or more of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license, or other disposition; or

(iv)  individuals who, on the date this Plan is adopted by the Board, are Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Directors; provided, however, that if the appointment or election (or nomination for election) of any new Director was approved or recommended by a majority vote of the members of the Incumbent

Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

(e)   COBRA.  “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(f)    Code.  “Code” means the Internal Revenue Code of 1986, as amended.

(g)   Disability. “Disability” means a physical or mental condition of Executive that, in the good faith judgment of the Company, based upon certification by a licensed physician reasonably acceptable to Executive, or Executive’s representative, and the Company, (i) prevents Executive from being able to perform the services required by his or her position with the Company, (ii) has continued for a period of at least six (6) months during any period of twelve (12) consecutive months and (iii) is expected to continue.

(h)   Involuntary Termination.  “Involuntary Termination” shall mean (i) any termination of the Executive by the Company which is not effected for Cause or any purported termination of the Executive by the Company which is effected for Cause but for which the grounds relied upon are not valid; or (ii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 8 below.

(i)    Termination Date.  “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other hereunder.

2.     Term of Agreement.  The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until the third anniversary of the Effective Date;  provided, however, that (i) if the payment of benefits has been triggered pursuant to this Agreement, the Term shall expire on the date that all obligations of the parties hereto under this Agreement have been satisfied; (ii) if a Change of Control has occurred, the Term shall expire on the first anniversary of the close of a Change of Control (unless benefits are triggered prior to such first anniversary) or (iii) if Executive’s employment with the Company is terminated by the Company for Cause or Executive voluntarily terminates employment and such termination does not qualify as an Involuntary Termination, then the Term shall expire as of the date of such termination.     If the Agreement is not extended in writing by the parties prior to the expiration of the Term, the Agreement will terminate and be of no further force or effect at the end of the Term.

3.     At-Will Employment.  Nothing in this Agreement alters the at-will nature of Executive’s employment.  Either the Company or the Executive can terminate the employment relationship at any time, with or without cause and with or without advance notice.  This at-will employment relationship can only be modified in a writing signed by Executive and a duly authorized Company representative.

4.     Severance Benefits.

(a)   Termination of Employment Prior to a Change of Control.  In the event of the (x) Executive’s Involuntary Termination at any time prior to the close of a Change of Control, and; (y) Executive signing a Release of Claims (substantially in the form attached hereto as Exhibit A and which only may be revised as required to ensure the release is legally enforceable), then Executive shall be entitled to the following severance benefits:

(i)    six (6) months of Executive’s Base Salary, less applicable withholding, payable in a lump sum within thirty (30) days of the Involuntary Termination;

(ii)   the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the Executive on the day immediately preceding the day of the Executive’s termination of employment; provided, however, that (i) the Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (ii) Executive elects continuation coverage pursuant to COBRA, within the time period prescribed pursuant to COBRA.  The Company shall continue to provide Executive with health coverage until the earliest of (i) the date Executive is no longer eligible to receive continuation coverage pursuant to COBRA, (ii) six (6) months from the termination date or (iii) the date on which Executive obtains comparable health coverage.  Executive shall notify the Company promptly after Executive obtains alternative health coverage and the Company shall determine, in its sole discretion, if such health coverage is comparable.

(b)   Termination of Employment After the Change of Control.  In the event of the (x) Executive’s Involuntary Termination at any time within twelve (12) months after the close of a Change of Control, and; (y) Executive signing a Release of Claims (substantially in the form attached hereto as Exhibit A and which only may be revised as required to ensure the release is legally enforceable), then Executive shall be entitled to the following severance benefits:

(i)    six (6) months of Executive’s base salary as in effect as of the date of such termination, less applicable withholding, payable in a lump sum within thirty (30) days of the Involuntary Termination;

(ii)   all stock options granted by the Company to the Executive prior to the Change of Control shall become fully vested and exercisable as of the date of the termination to the extent such stock options are outstanding and unexercisable at the time of such termination and all stock subject to a right of repurchase by the Company (or its successor) that was purchased prior to the Change of Control shall have such right of repurchase lapse with respect to all of the shares; and

(iii)  the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the Executive on the day immediately preceding the day of the Executive’s termination of employment; provided, however, that (i) the Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and  (ii) Executive elects continuation coverage pursuant to COBRA, within the time period prescribed pursuant to COBRA.  The Company shall continue to provide Executive with health coverage until the earliest of (i) the date Executive is no longer eligible to receive continuation coverage pursuant to COBRA, (ii) six (6) months from the termination date or (iii) the date on which Executive obtains comparable health coverage.  Executive shall notify the Company promptly after Executive obtains alternative health coverage and the Company shall determine, in its sole discretion, if such health coverage is comparable.

(c)   Termination Other than as a Result of an Involuntary Termination.  If the Executive’s employment with the Company terminates other than as a result of an Involuntary Termination, then the Executive shall not be entitled to receive severance or other benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination.

(d)   Accrued Wages and Vacation; Expenses.  Without regard to the reason for, or the timing of, Executive’s termination of employment:  (i) the Company shall pay the Executive any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Executive all of the Executive’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company prior to the Termination Date.  These payments shall be made promptly upon termination and within the period of time mandated by law.

(e)   Termination on Account of Death.  In no event shall a termination on account of Executive’s death entitle Executive or any of his or her heirs or beneficiaries to any benefits under this Agreement.

(f)    Termination of Benefits.  Benefits under this Agreement shall terminate immediately if Executive, at any time, violates any proprietary information or confidentiality obligation to the Company.

(g)   Termination of Certain Other Benefits.  All other benefits (such as 401(k) plan coverage) shall terminate as of the Termination Date.

(h)   Non-Duplication of Benefits.  Executive is not eligible to receive benefits under this Agreement more than one time.

(i)    Health Benefits Under COBRA and Cal-COBRA.  No provision of this Agreement shall affect the continuation coverage rules under COBRA or Cal-COBRA, except that the Company’s payment of any applicable insurance premiums shall be credited as a payment by Executive for purposes of Executive’s payment required under COBRA or Cal-COBRA.  Therefore, the period during which Executive may elect to continue the Company’s group medical coverage at Executive’s own expense under COBRA or Cal-COBRA, the length of time during which COBRA or Cal-COBRA coverage will be made available to Executive, and all other rights and obligations of Executive under COBRA or Cal-COBRA (except the obligation to pay insurance premiums that the Company pays during the period set forth in this Agreement) shall be applied in the same manner that such rules would apply in the absence of this Agreement.  At the conclusion of the period during which the Company will pay a portion of the premiums for Executive’s group medical, dental and vision coverage, Executive shall be responsible for the entire payment of premiums required under COBRA or Cal-COBRA for the duration of the COBRA or Cal-COBRA period.  For purposes of this Section, applicable premiums that will be paid by the Company shall not include any amounts payable by Executive under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.

5.     Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be reduced to the extent necessary so that no portion of the benefits delivered to Executive would be subject to the Excise Tax (the “Adjusted Amount”).

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized. accounting firm to make the determinations required hereunder (the “Accountants”).  The Company shall bear all expenses with respect to the determinations by the Accountants required to be made hereunder.

For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code.  The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.

The Accountants shall provide their calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to benefits pursuant to this Agreement is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.  If the Accountants determine that no Excise Tax is payable with respect to the benefits provided pursuant to this Agreement, either before or after the application of the Adjusted Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such benefits and payments.  Any good faith determinations of the Accountants made hereunder shall be final, binding and conclusive upon the Company and Executive.

6.     Certain Reductions and Offsets.    The Company, in its sole discretion, shall have the authority to reduce Executive’s severance benefits, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company that become payable in connection with Executive’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining

Notification Act, (ii) a written employment agreement with the Company, or (iii) any Company policy or practice providing for Executive to remain on the payroll for a limited period of time after being given notice of the termination of Executive’s employment.  The benefits provided under this Agreement are intended to satisfy, in whole or in part, any and all statutory obligations that may arise out of Executive’s termination of employment, and the Company shall so construe and enforce the terms of this Agreement.  The Company’s decision to apply such reductions to the severance benefits of one Executive and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Executive, even if similarly situated.  In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.

7.     Mitigation.  Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the Termination Date where Executive’s termination.

8.     Successors.

(a)   Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b)   Executive’s Successors.    Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.     Notices.

(a)   General.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)   Notice of Termination.  Any termination by the Company for Cause or by the Executive as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section.  Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than 30 days after the giving of such notice).  The failure by the Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

10.   Arbitration.

(a)   To ensure the rapid and economical resolution of disputes which arise in connection with this Agreement, Employee and the Company agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, will be resolved to the fullest extent permitted by law by final and binding confidential arbitration held in San Diego, California through Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”) under its rules and procedures for arbitration of employment disputes; provided, however, that (i) the arbitrator shall have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (ii) the arbitrator shall issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) either party may obtain injunctive relief from a court if necessary to prevent irreparable damage prior to a final decision under arbitration or in situations where the arbitrator lacks authority to issue injunctive relief.  JAMS will provide a list of five arbitrators from which both parties may eliminate two to obtain the final arbitrator.  Both the Executive and the Company shall be entitled to all rights and remedies that either the Executive or the Company would be entitled to pursue in a court of law.  By agreeing to this arbitration procedure, both parties waive the right to a trial by jury or by a court or to an administrative proceeding.  Nothing in this agreement should be construed as restricting Executive’s access or resort to the Equal Employment Opportunity Commission.  The Company shall pay all arbitration fees in excess of the amount of court fees that Executive would be required to pay if the dispute were decided in a court of law.

(b)   The arbitrator(s) will apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law.  The arbitration proceedings will be governed by federal arbitration law and by the Rules, without reference to state arbitration law.  Executive hereby consents to the personal jurisdiction of the state and federal courts located in California  for any action or proceeding arising from or relating to the Agreement or relating to any arbitration in which the parties are participants.

(c)   The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of the arbitration agreement and without abridgement of the powers of the arbitrator.

(d)   EXECUTIVE HAS READ AND UNDERSTANDS THE SECTION, WHICH DISCUSSES ARBITRATION.  EXECUTIVE UNDERSTANDS THAT BY SIGNING THE AGREEMENT, BOTH PARTIES AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THE AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION (EXCEPT AS PROVIDED IN SECTION 10(c) ABOVE, AND THAT THE ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

(e)   Executive understands that nothing in this Section modifies Executive’s at-will employment status.  Either Executive or the Company can terminate the employment relationship at any time, with or without Cause.

11.   Code Section 409A.  The parties agree to amend this Agreement to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Code Section 409A and any temporary or final Treasury Regulations and IRS guidance thereunder.

12.   Miscellaneous Provisions.

(a)   No Duty to Mitigate.  The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

(b)   Waiver.  No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)   Integration.  This Agreement and any outstanding stock option agreements and restricted stock purchase agreements represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, with respect to any conflict between this Agreement and any stock option agreement or restricted stock purchase agreement this Agreement shall prevail.

(d)   Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(e)   Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)    Employment Taxes.  All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g)   Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

(h)   Headings.  The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

(i)    Non-Publication.  The parties mutually agree not to disclose the terms of this Agreement except to the extent that disclosure is mandated by applicable law, standard or required corporate reporting, or disclosure is made to the parties’ respective advisors and agents (e.g., attorneys, accountants) or immediate family members.

(j)    Construction of Agreement.  In the event of a conflict between the text of the Agreement and any summary, description. or other information regarding the Agreement, the text of the Agreement shall control.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	IMAGEWARE SYSTEMS, INC.

By:

Title:

EMPLOYEE:
Signature

Printed Name

EXHIBIT A

RELEASE AGREEMENT

I understand that my employment with Imageware Systems, Inc. (the “Company”) terminated effective _____________________, ____ (the “Separation Date”).  The Company has agreed that if I choose to sign this Release Agreement (“Release”), the Company will pay me certain severance benefits (minus standard withholdings and deductions) pursuant to the terms of the Severance and Change of Control Agreement between myself and the Company, dated ________ (the “Agreement”).  I understand that I am not entitled to such benefits unless I sign this Release and it becomes fully effective.  I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, as described therein, I hereby generally and completely release the Company, its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment or the services I provided to Imageware, Inc.; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, unit, unit options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).  Notwithstanding anything contained in this Release, nothing herein shall release the parties’ rights under this Release and my right (if any) to indemnification granted by any act or agreement of the Company, state or federal law or policy of insurance or any claims for severance benefits under the Agreement.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

I understand this Release will not be effective until the ADEA Effective Date, defined below.  I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA.  I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled.  I have been advised by this writing, as required by the ADEA that:  (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily sign this Release earlier); (d) I have seven (7) days after I sign this Release to revoke it; and (e) this Release will not be effective until the eighth day after this Release has been signed by me (the “ADEA Effective Date”).

                I accept and agree to the terms and conditions stated above:

Date	Charles AuBuchon